Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

2 Year Autocallable Dual Directional Buffer Securities Linked to the Worst of SPX, RTY and NDX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	S&P 500® Index (ticker: "SPX"), Russell 2000® Index (ticker: "RTY") and Nasdaq-100 Index® (ticker: "NDX")
Pricing date:	June 14, 2023
Interim valuation date:	June 17, 2024
Final valuation date:	June 16, 2025
Maturity date:	June 20, 2025
Automatic early redemption:	If on the interim valuation date, the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium.
Premium:	8.00% to 9.00% of the stated principal amount*
Upside return amount:	$1,000 × the underlying return of the worst performer on the final valuation date × the upside participation rate
Absolute return amount:	$1,000 × the absolute value of the underlying return of the worst performer on the final valuation date
Upside participation rate:	110%
Final buffer value:	For each underlying, 80% of its initial underlying value
Buffer percentage:	20%
CUSIP / ISIN:	17291RGR7 / US17291RGR75
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
Worst performer:	For any valuation date, the underlying with the lowest underlying return determined as of that valuation date
Payment at Maturity:	• If the final underlying value of the worst performer on the final valuation date is **greater than or equal to** its initial underlying value: $1,000 + the upside return amount • If the final underlying value of the worst performer on the final valuation date is **less than** its initial underlying value but **greater than or equal to** its final buffer value: $1,000 + the absolute return amount • If the final underlying value of the worst performer on the final valuation date is **less than** its final buffer value: $1,000 + [$1,000 × (the underlying return of the worst performer + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its final buffer value, which means that the worst performer has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated June 8, 2023

Hypothetical Payment per Security Upon Automatic Early Redemption**

Valuation Date on which the Closing Value of the Worst Performer Exceeds its Initial Underlying Value	Premium	Hypothetical Redemption
June 17, 2024	8.00%	$1,080.00

If the closing value of the worst performer is greater than or equal to its initial underlying value on the interim valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following the interim valuation date.

Hypothetical Payment at Maturity***



$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity per Security
Buffer Zone
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return of the Worst Performing Underlying

Hypothetical Underlying Return of the Worst Performing Underlying	Hypothetical Security Return	Hypothetical Payment at Maturity
100.00%	110.00%	$2,100.00
50.00%	55.00%	$1,550.00
25.00%	27.50%	$1,275.00
10.00%	11.00%	$1,110.00
0.00%	0.00%	$1,000.00
-5.00%	5.00%	$1,050.00
-10.00%	10.00%	$1,100.00
-20.00%	20.00%	$1,200.00
-20.01%	-0.01%	$999.90
-50.00%	-30.00%	$700.00
-100.00%	-80.00%	$200.00

*The actual premium will be determined on the pricing date.
**The hypotheticals assume that the premium will be set to the lowest value indicated in this offering summary.
*** The hypotheticals assume that the securities have not been automatically redeemed prior to maturity.

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the worst performer. If the worst performer depreciates by more than the buffer percentage from its initial underlying value to its final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential for positive return from depreciation of the worst performer is limited. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • The securities are subject to heightened risk because they are linked to the performance of multiple underlyings . • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.